EXHIBIT 10.34

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, effective March 28, 2005, is made by and between CUNO INCORPORATED, a Delaware corporation (the “Company”), and MARK G. KACHUR (“Executive”).

RECITALS

     WHEREAS, Executive is and has been serving as Chairman of the Company’s Board of Directors (the “Board”) and President and Chief Executive Officer of the Company and is an integral part of its management;

     WHEREAS, Executive and the Company are parties to an Employment Agreement dated December 1, 2000, and which is set to expire on June 1, 2005;

     WHEREAS, Executive and the Company desire to continue their relationship with each other under the terms of this Agreement;

     WHEREAS, the Company wishes to ensure that Executive will not compete with the Company for a period of two years after the last date on which he is either an employee of the Company or a member of the Board, whichever is later; and

     WHEREAS, Executive is prepared to enter into this employment agreement with the Company and to give the Company assurances it desires;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein set forth, the parties hereto have agreed and do hereby mutually agree as follows:

     Employment, Contract Period. During the period specified in this Section 1, the Company shall employ Executive, and Executive shall serve the Company, on the term and subject to the conditions set forth herein. The term of Executive’s employment hereunder shall commence as of December 1, 2004 (the “Effective Date”) and, subject to prior termination as provided in Section 6 hereof, shall continue through November 30, 2008 (the “Expiration Date”). The term of Executive’s employment hereunder is sometimes hereinafter referred to as the “Contract Period.”

     Responsibility. At all times during the Contract Period, Executive shall serve the Company as the Company’s Chairman of the Board and Chief Executive Officer

and shall (a) devote his full business time and effort exclusively to the performance of duties as assigned to him by the Board that are normally incident to the offices of Chairman of the Board and Chief Executive Officer, and (b) use his best efforts to promote the interests of the Company and its affiliates.

     Remuneration. At all times during the Contract Period, the Company shall pay to Executive compensation as provided in this Section 3.

     Base Salary. The Corporation shall pay Executive a base salary at an annual rate of not less than $550,000 paid at least on a monthly basis. The annual rate of base salary may be increased at the discretion of the Compensation and Pension Committee of the Board (the “Committee”). If increased, the annual rate of base salary may not thereafter be decreased during the term of this Agreement.

     Annual Incentive Compensation. The Corporation may pay Executive an annual bonus under the provisions of the Company’s Management Incentive Plan and the Executive Management Incentive Plan or any successor plans but only if and when authorized by the Committee. The Executive’s combined annual incentive compensation target under such plans shall be 100% of his base salary.

     Restricted Shares. The Company granted to Executive, on January 17, 2005, 18,228 restricted shares of the Company’s Common Stock pursuant to the Company’s 1996 Stock Incentive Plan, and, subject to the conditions of the restriction, shall vest on December 1, 2008.

     Long-Term Incentive Compensation. On December 1, 2005, December 1, 2006 and December 1, 2007, respectively, the Company shall grant to the Executive annual Long-Term Incentive Awards. Each Long-Term Incentive Awards shall have a value at the time of the grant equal to $1 million, using the valuation method(s) then employed by the Company to value its employee long-term incentive awards. Such Long-Term Incentive Awards shall be documented by separate agreements entered into by the Company and the Executive at the time of the respective grant. In the event of a Change of Control, as hereinafter defined, any Long-Term Incentive Award granted to the Executive after the Change in Control shall be settled in cash, unless otherwise agreed to by Executive.

     Annual Executive Review. Executive shall provide the Chairman of the Committee with a written self-evaluation following the close of each Company fiscal year. Such self-evaluation shall provide a review of the Executive’s performance against individual goals previously agreed to by the Executive and the Committee. The Committee will review the self-evaluation with the Executive at the next regularly scheduled Committee meeting and will establish agreed upon individual goals for the Executive for the next fiscal year.

     Employee Benefits. Executive, and to the extent applicable his spouse and dependents, shall be included, to the extent eligible thereunder with respect to the requirements applicable to all employees eligible thereunder, under any and all existing plans (and any plans that later may be adopted) providing benefits for the Company’s employees. These plans, include, but are not limited to:

     (a) The Company’s group life insurance plan, under which Executive shall be eligible for life insurance equal to four times his then-current base salary as defined in the Plan or the Group Replacement Insurance plan, at Executive’s option.

     (b) The Company’s hospitalization and medical plans, as provided to all Company employees.

     (c) The Company’s long-term disability plan, as provided to all Company employees.

     (d) Any pension, thrift plans, profit-sharing plans, stock purchase plans, and any and all other similar or comparable benefits.

     (e) The SERP and any other supplemental executive retirement Plan or excess benefit plan.

Executive shall also be provided with a suitable automobile allowance of $1,500 per month under the terms of the Company’s executive automobile program, automobile insurance, gas and maintenance, paid vacation of at least four weeks per year, and officers’ and directors’ liability insurance coverage in an amount reasonably available. Executive shall also be provided tax preparation and estate planning counsel up to $30,000 per year, not to exceed a total of $75,000 during the term of this Agreement.

Executive shall also be eligible to receive a Medicare supplement policy, arranged by the Company, following termination or expiration of this Agreement. Such supplement policy shall be available to the Executive and his spouse following the Expiration Date, or sooner if this Agreement is terminated due to death or Disability of the Executive, as hereinafter defined. Executive and/or his spouse will reimburse the Company for the cost of such supplemental policy.

Executive shall furthermore be provided with a mutually agreeable Change of Control Agreement, providing benefits no less favorable to the Executive than contained in the current Change of Control Agreement, dated October 1, 1996, as amended, between the parties. The current Change of Control Agreement, as amended, shall remain in effect until a new Change of Control Agreement is entered into by the parties. The parties will use their best efforts to enter into a new Change of Control Agreement by September 30, 2006.

Supplemental Executive Retirement Plan. Company agrees to grant to Executive a supplemental executive retirement plan (“SERP”) that contains the following provisions:

(a) SERP retirement benefit calculated in accordance with the formula under the Pension Plan for Salaried Employees of CUNO Incorporated, provided, however that such benefit will be calculated (i) using base salary plus target award plan bonuses excluding the stock payout premium, (ii) based upon average compensation of the highest 3 consecutive years during the 10 year period immediately preceding separation from service, and (iii) using years of service as follows: (I) upon attainment of age 60, 12 years of service; (II) upon attainment of age 62, 17 years of service; and (III) upon attainment of age 65, 25 years of service.

(b) A SERP retirement benefit in the event of a change in control, calculated in the same manner as a SERP retirement benefit, provided however, that such benefit will be calculated (i) using 20 years of service, if greater than the service mentioned above; and (ii) based upon Executive’s highest annualized base salary plus the greater of (I) an amount equal to the highest earned annual target award bonus excluding the stock payout premium, or (II) an amount equal to the highest target level bonus excluding the stock payout premium.

Termination.

(a) Death or Disability. Executive’s employment hereunder will terminate immediately upon Executive’s death. The Company may terminate Executive’s employment hereunder immediately upon giving notice of termination if Executive is disabled, by reason of physical or mental impairment, to such an extent that he has been unable to substantially perform his duties under this Agreement for an aggregate of 180 days (whether business or non-business days and whether or not consecutive) during any period of twelve consecutive calendar months.

(b) For “Cause.” The Company may terminate Executive’s employment under this Agreement for “Cause” as set forth herein. For purposes of this Agreement, “Cause” shall mean Executive’s gross misconduct (as defined herein). For purposes of this definition, “gross misconduct” shall mean (A) a felony conviction in a court of law under applicable federal or state laws which results in material damage to the Company or any of its subsidiaries or materially impairs the value of Executive’s services to the Company, or (B) willfully engaging in one or more acts, or willfully omitting to act in accordance with duties hereunder, which is demonstrably and materially damaging to the Company or any of its subsidiaries, including acts and omissions that constitute gross negligence in the performance of Executive’s duties under this Agreement. Notwithstanding the foregoing, Executive may not be terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by a majority affirmative vote of the membership of the Board (excluding Executive, if he is then a member) at a meeting of the Board called and held for such purpose (after giving Executive reasonable notice specifying the nature of the grounds for such termination and not less than 30 days to correct the acts or omissions complained of, if correctable, and affording Executive the opportunity, together with his counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct which constitutes Cause as set forth in this subsection 6(b).

(c) Without “Cause.” The Company may terminate Executive’s employment under this Agreement without “Cause” at any time, effective at such time as the Board may specify in a motion duly adopted by the affirmative vote of two-thirds of the members of the Board then in office.

(d) By Executive. The Executive may terminate this Agreement and his employment with the Company pursuant thereto, at any time, with or without any breach of this Agreement by the Company, by giving written notice to the Company. If the Executive terminates this Agreement without any breach of this Agreement by the Company, such written notice shall be given not less than two (2) months prior to the effective date of the termination. Unless this Agreement is terminated by the Executive as a result of a breach of this Agreement by the Company, for which damages and, if applicable, attorney’s fees and costs may be claimed by the Executive, upon termination of this Agreement by the Executive, all rights and obligations of the Executive under this Agreement shall cease upon the effective date of the termination. This subparagraph shall not affect vested awards. Notwithstanding the foregoing, in the event of a termination by Executive under this subsection 6(d) as a result of a breach of this Agreement by the Company following a Change of Control, as hereinafter defined, any amounts payable hereunder shall not cover a period extending beyond the Expiration Date.

7. Compensation and Benefits Following Termination Without “Cause.” If the Company terminates Executive’s employment under this Agreement without “Cause:”

(a) the Company shall pay to Executive, in immediately available funds, within 10 days of the date of termination of Executive’s employment, a lump sum amount that is equal to the lesser of: (i) the sum of (A) 24 months’ of base salary at the highest rate paid to Executive before the termination, plus (B) two times the average of the annual cash bonuses, if any, received by Executive under the provisions of the Company’s Incentive plans or any successor plan with respect to each of the two most recent fiscal years of the Company ended before the termination, or (ii) the balance of base salary and annual cash bonuses Executive would be entitled to receive, under the provisions of the Company’s Incentive plans or any successor plan, had he not been terminated and achieved 100% of his bonus goals, throughout the remainder of this Agreement, until the Expiration Date;

(b) the restrictions on any restricted shares held by Executive immediately before the termination of his employment shall expire simultaneously with the termination of his employment;

(c) any options to purchase shares in the Company held by Executive immediately before the termination of his employment that were not otherwise exercisable by Executive shall be exercisable by Executive at any time during the 90-day period beginning immediately after the date of termination of his employment;

(d) any other long term incentive awards held by the Executive immediately before the termination of his employment shall become fully vested and exercisable; and

(e) with the exception of health and medical benefits, which the Company will provide for a period of one year after termination, the Company shall not be obligated to pay any compensation, benefits, or perquisites to Executive by reason of this Agreement after the termination of his employment.

If Executive receives any payments under this Agreement as a result of termination of his employment following a termination without Cause, those payments shall be in lieu of any and all other claims or rights that Executive may have for severance, separation, and/or salary continuation pay upon that termination of his employment.

8. Compensation and Benefits Following Termination on Account of Death or Disability. If the Company terminates Executive’s employment under subsection 6(a) of this Agreement by reason of Executive’s death or disability:

(a) the Company shall pay and provide to Executive, not later than 75 days after the end of the fiscal year in which the termination occurs, that portion of the total bonus, if any, to which he would have been entitled had he continued to be employed under this Agreement through the end of the fiscal year in which the termination occurs, equal to the total bonus multiplied by a fraction, the numerator of which is the number of days in the fiscal year ending on or before the date of Executive’s termination and the denominator of which is 365;

(b) the restrictions on any restricted shares or any other equity or Long-Term Incentive awards held by Executive immediately before the termination of his employment shall terminate simultaneously with the termination of his employment and any and all such awards shall become immediately exercisable.

(c) Miscellaneous Services following Termination of Employment. Following termination of his full-time employment under this Agreement, Executive shall make himself available at all reasonable times for consultation by and with the Company’s officers and directors. If Executive is called upon to render services of this nature, he shall, in consideration therefor and as a condition thereto, receive reasonable compensation for the services rendered and reimbursement for any travel or other out-of-pocket expenses incurred in connection therewith. In addition, Executive agrees to cooperate with the Company (including following termination of Executive’s employment for any reason), on a reasonable basis when cooperation would not unreasonably interfere with Executive’s employment by making himself available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board and its representatives or counsel, or representatives or counsel of or to the Company, or any subsidiary or affiliate of the Company, as requested; provided, however, this provision shall not apply to any action between the Executive and the Company to enforce this Agreement. The Company agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

10.	Benefit. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributed, devisees, and legatees. If Executive should die while any amounts are still payable or will be payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

11.	Successor to the Company. The Company shall require any successor or assign (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

12. Confidential Information and Noncompetition. Executive agrees and acknowledges that Executive’s talents, skills, and experience are unique, and that Company has invested considerable efforts and money in developing and compiling customer lists, supplier lists, and trade and market information, in developing business techniques and practices, and in maintaining valuable market relationships; that such items and all other information that relates to the business of the Company, the business of any customer or supplier of the Company, or the business of any person, firm, or corporation that consults with or is affiliated with the Company, constitute for purposes hereof the “Confidential Information” of the Company; and that the Confidential Information is valuable property of the company and is vital to the operation and continuation of the Company’s business. Confidential Information shall not include information so generally known as to be part of the public domain. Executive acknowledges that the Company has and will disclose Confidential Information to Executive and afford him access to Confidential Information in connection with his employment with the Company. Executive agrees that he shall use such Confidential Information solely for the benefit of the Company. Executive further acknowledges that the grant of restricted shares referred to in section 3(c) is being made by the Company in order to induce Executive to agree to the restrictions contained in this Section 12 and that Executive has received valuable consideration commensurate with those restrictions. Accordingly, Executive agrees and acknowledges that:

(a) Except as required in the performance of his duties as an employee of the Company, Executive shall not at any time, either directly or indirectly, use, divulge, disclose. or communicate to any person, firm, or corporation in any manner whatsoever any Confidential Information.

(b) Executive shall be given access to the Company’s Confidential Information solely for purposes relating to his employment by the Company. Executive shall have no rights in such Confidential Information or any letters patent, copyrights, or other proprietary rights relating thereto, and Executive hereby assigns to the Company any supplemental or additional information relating to the Confidential Information acquired by Executive, whether solely or in collaboration with others, that relates in any manner to either the subject of Executive’s work for the Company or any business of the Company during the Contract Period (“Improvements”). Executive will disclose promptly in writing to the Company all such Improvements or information supplemental or related thereto, and such Improvements shall be treated for all purposes as Confidential Information hereunder.

(c) During the Contract Period and thereafter, at the request of the Company and without expense to Executive, Executive shall cooperate in the procurement of any patent, copyright, trademark, or trade name protection in the Company’s name that may be necessary or desirable to vest, or to perfect the record of, title to the Confidential Information in the Company. Executive agrees to execute all documents and do all things necessary or desirable in any controversy or otherwise to aid Company in obtaining and enforcing proper protection of its Confidential Information.

(d) During the period commencing on the Effective Date and ending on the second anniversary of the first date on which Executive is neither employed by the Company nor a member of the Board (the “Restriction Period”), Executive shall not, directly or indirectly, own, operate, have any other than a minor financial interest in, be employed by, or in any other manner take part in or consult with any business that is the same as, similar to, or competitive with the business of the Company as such business is conducted during the Contract Period. During the Restriction Period, Executive shall not solicit (other than for the benefit of the Company during the Contract Period) any sale or purchase to or from any person who is or was a customer or supplier of the Company during the term of Executive’s employment by the Company, either as an employee, agent, consultant, licensee, independent contractor; owner, or otherwise. Furthermore, during the Restriction Period, Executive shall not, directly or indirectly, hire or solicit any employee of the Company.

(e) At any time upon request of the Company and upon termination of his employment by the Company, Executive shall deliver to the Company, and shall not retain for his own or another’s Use, any and all lists, information, notes, memoranda, documents, devices, and any other material, and all copies thereof, relating to Executive’s work or the products or business of the company of which Executive had knowledge.

(f) If any provision of this Section 12 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, or over the maximum geographical area to which it may be enforceable, or both; and such partial unenforceability shall not affect any other provision of this Agreement. Executive acknowledges that, in light of the proprietary interest of the Company in the Confidential Information, the restrictions set forth herein are reasonable and that the remedies at law for the breach of any provision of this Section 12 are inadequate. Accordingly, in the event of any breach, or reasonable belief as to the existence or imminence of a breach, of the provisions hereof, the Company shall be entitled to injunctive relief to enjoin the breach (in addition to any other legal and equitable remedies that the Company may have, including an equitable accounting of gain to Executive resulting from the breach), together with all costs and expenses, including reasonable attorney’s fees, related to the enforcement by the Company of its rights hereunder.

13.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.	Legal Fees and Expenses. Except for fees and expenses related to the Company’s enforcement of the provisions of Section 12, the Company shall pay all legal fees and expenses that Executive may incur as a result of the Company’s contesting the validity, enforceability, or Executive’s interpretation of, or determinations under, this Agreement. With respect to the provisions of Section 12, above, if the Executive prevails in any action brought by the Company pursuant to Section 12, the Executive shall be entitled to recover his reasonable legal fees and expenses incurred by him.

16.	Notice. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person, or three days after deposit thereof in the official U.S. mails, postage prepaid, for delivery as registered or certified mail, addressed as follows:

     If to the Company:

CUNO Incorporated
Attention: Corporate Secretary
400 Research Parkway
Meriden, Connecticut 06450

     If to the Executive:

Mark G. Kachur

In lieu of personal notice or notice by deposit in the official U.S. mails, a party may give notice by confirmed telegram or fax. Either party may change the address to which notice to that party may be mailed by notifying the other party of the change in the manner contemplated in this section.

17. Effect on Termination and Change of Control Agreement.

(a) Executive and the Company have entered into a Termination and Change of Control Agreement dated as of October 1, 1996, as amended, pursuant to which Executive may become entitled to severance compensation if Executive’s employment is terminated under certain circumstances following a Change in Control, as defined in that agreement (the “Change in Control Agreement’). Executive and the Company intend that if a Change in Control, as defined in the Change in Control Agreement, occurs and thereafter Executive receives any payments pursuant to Section 7 of this Agreement (any “Section 7 Payments”), the payments otherwise due under the Change in Control Agreement will be reduced by the full amount of the Section 7 Payments.

(b) Notwithstanding the foregoing, in the event of a Change of Control resulting in a termination of Executive’s employment without “Cause”, to the extent not then issued, Executive immediately shall be issued the balance of the non-qualified stock options, if any, eligible to be issued pursuant to Paragraph 3(d). In addition, all Restricted Shares, if any, issued pursuant to Paragraph 3(c) and all non-qualified stock options issued pursuant to Paragraph 3(d) shall fully vest and be fully exercisable immediately upon termination of the Executive’s employment without “Cause” following the Change of Control.

(c) The provisions of this Section 17 shall prevail over any inconsistent language in the Change in Control Agreement and, to the extent necessary to be effective shall be deemed to be an amendment to the Change in Control Agreement.

18.	Entire Agreement. This Agreement replaces and supercedes the Employment Agreement dated December 1, 2000, between the Executive and the Company, and expresses the entire agreement of the parties with respect to the subject matter hereof, and all promises, representations, understandings, arrangements, and prior agreements are merged herein and superseded hereby. Notwithstanding the foregoing, nothing herein shall affect or diminish previous awards granted to the Executive. No person, other than pursuant to a resolution of the Board, shall have any authority on behalf of the Company to agree to modify or change this Agreement or anything in reference thereto, and any such modification or change must be in writing and signed by both parties.

19. Governing Law. This Agreement has been entered into in, and is intended to be performed primarily within, the State of Connecticut and shall be construed, interpreted, and governed in accordance with the laws of the State of Connecticut.
IN WITNESS WHEREOF, the parties have executed this Agreement, as of the date first written above.

EXECUTIVE	CUNO INCORPORATED

/s/ Mark G. Kachur	By: /s/ John A. Tomich

MARK G. KACHUR	JOHN A. TOMICH
General Counsel and Secretary